Exhibit 5.1

	ATTORNEYS AT LAW 4401 Eastgate Mall San Diego, CA 92121-1909 Main 858 550-6000 Fax 858 550-6420	Broomfield, CO 720 566-4000 Palo Alto, CA 650 843-5000 Reston, VA 703 456-8000 San Francisco, CA 415 693-2000
July 11, 2005	www.cooley.com

Amylin Pharmaceuticals, Inc. 9360 Towne Centre Drive, Suite 110 San Diego, California 92121	THOMAS A. COLL (858) 550-6013 collta@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Amylin Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”), with the Securities and Exchange Commission, covering (a) the offering of up to an aggregate of 7,000,000 shares of the Company’s Common Stock (the “Shares”) for issuance pursuant to the Company’s 2001 Equity Incentive Plan (the “Equity Plan”) (which may include shares subject to options granted pursuant to the Company’s 2003 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”)), (b) the registration of up to 75,000 shares of the Company’s Common Stock (the “Deferred Shares”) for issuance pursuant to the Company’s 2001 Deferred Compensation Plan (the “Deferred Compensation Plan”), and (c) the registration of an aggregate amount of $10,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”) of the Company which represent unsecured obligations of the Company to pay deferred compensation in the future in accordance with the Deferred Compensation Plan.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Equity Plan, the Directors’ Plan, the Deferred Compensation Plan, the Company’s Certificate of Incorporation, as amended, and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that, when sold and issued in accordance with the Registration Statement and related prospectus, the Equity Plan, the Directors’ Plan or the Deferred Compensation Plan, as applicable, (i) the Shares and the Deferred Shares will be validly issued, fully paid and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full), and (ii) the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws of general applicability relating to or affecting enforcement of creditors’ rights or general equity principles.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp

/s/ Thomas A. Coll

Thomas A. Coll